Exhibit 99.1


           Sono-Tek Announces Second Quarter Earnings and Record Sales


(October 12, 2006-Milton, NY) Sono-Tek Corporation (OTC BB: SOTK) today announced sales of $1,833,938 for the three months ended August 31, 2006, an increase of 16% or $254,159 compared to sales of $1,579,779 for the same period of last year. This quarter's sales level is the highest in our history and is due in part to the sale of a large coating system. For the six months ended August 31, 2006, the Company reported sales of $3,615,682, an increase of 6% or $203,538 compared to sales of $3,412,144 for the same period of last year. The Company's first half sales levels have increased as the result of continued new product development efforts and related marketing thrusts, and expansion into international markets.

Net income for the three and six months periods ended August 31, 2006 was $233,836 and $358,667, respectively, compared to $156,777 and $386,175, respectively for prior year periods. Net income decreased by 7% for the six month period ended August 31, 2006 when compared to the same period last year. Net income increased by 49% for the three month period ended August 31, 2006 when compared to the same period last year. The sharp increase in net income during the current quarter compared to a year ago was related to product mix, while the slight decrease in the six month income compared to last year is a result of increased spending on marketing, sales, and product development. We believe that minor reductions in current income potential due to increased emphasis on technology and market development are well justified by the creation of future growth opportunities for the Company.

The balance sheet is improved from last year at this time with working capital of $4,038,000 at August 31, 2006 versus $2,790,000 at August 31, 2005, and stockholders' equity increased from $3,314,000 at August 31, 2005 to $4,628,000 at August 31, 2006. The Company has a total debt of $92,000, resulting in an excellent debt to equity ratio.

According to Dr. Christopher L. Coccio, Sono-Tek's CEO and President, "We are continuing to invest time and money in the creation of new products to meet the needs of both the developed and developing world, and the evolution of the electronics and medical industries where we have a significant presence. We are also working to create new business opportunities for our WideTrack coating systems, extending from glass to textile applications to medical coverings in the past year. In addition, we have recently begun an initiative to develop WideTrack coating opportunities in the food industry, particularly as that industry turns to coating technology that includes nanotechnology to prevent spoilage, improve flavorings, and to reduce costs."

Sono-Tek has also recently announced the opening of our Chinese office, and the creation of a Chinese language website. We continue to see opportunities for growth in both China and other parts of Asia, and our new office will help us serve these markets more effectively. For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality, and reliability.


      This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.


                                    Six Months Ended August 31,     Three Months Ended August 31,
                                         2006           2005             2006           2005
                                     --------------------------      --------------------------

Net Sales                            $ 3,615,682    $ 3,412,144      $ 1,833,938    $ 1,579,779
                                     ===========    ===========      ===========    ===========

Net Income                           $   358,667    $   386,175      $   233,836    $   156,777
                                     ===========    ===========      ===========    ===========

Basic Earnings Per Share -           $      0.02    $      0.03      $      0.02    $      0.01
                                     ===========    ===========      ===========    ===========

Diluted Earnings Per Share -         $      0.02    $      0.03      $      0.02    $      0.01
                                     ===========    ===========      ===========    ===========

Weighted Average Shares - Basic       14,359,341     14,066,199       14,360,541     14,179,910
                                     ===========    ===========      ===========    ===========

Weighted Average Shares - Diluted     14,461,122     14,397,528       14,460,211     14,449,440
                                     ===========    ===========      ===========    ===========